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                                                                    EXHIBIT 99.1



                                    FOR:   Salton, Inc.

                            APPROVED BY:   William B. Rue
                                           President and Chief Operating Officer
                                           (847) 803-4600

FOR IMMEDIATE RELEASE

                                CONTACT:   Investor Relations:
                                           Cheryl Schneider/Hulus Alpay
                                           Press: Michael McMullan/David Nugent
                                           Morgan-Walke Associates
                                           (212) 850-5600



       SALTON, INC. TO ACQUIRE "GEORGE FOREMAN" NAME FOR USE IN SALE AND
                    MARKETING OF FOOD PREPARATION APPLIANCES

     Mt. Prospect, IL, December 9, 1999 - Salton, Inc. (NYSE: SFP), today announced that it has entered into an agreement to acquire the right to use in perpetuity and worldwide the name "George Foreman", including pictures and likenesses of George Foreman, in connection with the marketing and sale of food preparation appliances. The aggregate purchase price payable to George Foreman and his partners is $113,750,000 in cash, payable in five annual installments of $22,750,000 commencing on the closing date, and shares of Salton common stock valued at $23,750,000 at the closing. The closing of the transaction, which is expected to occur during the first calendar quarter of 2000, is subject to several conditions, including the registration of the shares for public sale.

     Leon Dreimann, Chief Executive Officer, commented, "This transaction will be significantly accretive to our earnings per share. George Foreman and his partners were previously entitled to 60% of the profits from the sale of "George Foreman" products. As a result of this transaction, our sale of all "George Foreman" products on or after July 1999 will contribute to our earnings without any royalty payments."

     Mr. Dreimann continued, "This transaction also benefits our stockholders by guaranteeing us the right to use the "George Foreman" name and likeness on our food preparation products forever and on a royalty-free basis. Our George Foreman Grills(R) are already among our best selling products and continue to show momentum in the marketplace. We also now have the right to develop and market other food preparation products under the "George Foreman" name. Our recent introductions of the Big George Rotisserie grill and George Foreman cookware have already experienced a strong response by consumers. We are also very excited by our George Foreman Outdoor Grill which we plan on introducing this spring."


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SALTON, INC. TO ACQUIRE "GEORGE FOREMAN" NAME FOR USE                    PAGE: 2
IN SALE AND MARKETING OF FOOD PREPARATION APPLIANCES

     Mr. Dreimann concluded, "George Foreman has been, and will continue to be, a valuable part of the Salton team and will continue to assist us in our marketing efforts."

Salton, Inc. is a leading domestic designer, marketer and distributor of a broad range of branded, high quality small appliances, tabletop products and personal care/time products. Its portfolio of well-recognized owned and licensed brand names includes Salton(R), Toastmaster(R), Maxim(R), Breadman(R), Juiceman(R), George Foreman Grills(R), White-Westinghouse(R), Farberware(R), Melitta(R), Block(R) China, Atlantis(R), Sasaki(R), Rejuvenique(R), and Ingraham(R).


Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the Integration of Toastmaster, including the failure to realize anticipated revenue enhancements and cost savings; the Company's relationship and contractual arrangements with key customers, suppliers and licensors; the risks relating to pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of the Company's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; the Company's degree of leverage; the risks related to intellectual property rights; year 2000 issues and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.


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